Exhibit 99.2
February 5, 2008
Marty Beard
President, Sybase 365
(Delivered by hand)
Dear Marty:
This is to inform you of your 2008 compensation as approved by the Sybase, Inc. Compensation Committee:
1.	Cash Compensation (effective January 1, 2008)
1.	Annual base salary: $388,560

2.	Incentive bonus target: $271,992

3.	Total target cash compensation (TTC): $660,552
You will receive shortly your 2008 Variable Compensation Plan Document with the details of your quota and plan components.
2.	Long-Term Incentives
(a)	Sybase Stock Option Grant (4-year vest)

• 25,330 options

(b)	Restricted Stock Grant (performance vest)

• 16,150 shares

(c)	Restricted Stock Grant (time vest)

• 5,380 shares
The vesting terms are set out in the relevant equity award grant agreement.
I also want to take this opportunity to thank you for your contributions in 2007. I look forward to your support and contributions in 2008.
Sincerely,
/s/ John S. Chen
John S. Chen
Chairman, CEO and President